Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

August 4, 2005

Harrah's Entertainment, Inc.
Harrah's Operating Company, Inc.
One Harrah's Court
Las Vegas, NV 89119

  Re:
  Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc.
  Registration Statement on Form S-3 No. 333-            ; $105,640,000 Aggregate
  Principal Amount of Floating Rate Contingent Convertible Senior Notes due 2024

Ladies and Gentlemen:

        We have acted as special counsel to Harrah's Operating Company, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of $105,640,000 aggregate principal amount of the Company's Floating Rate Contingent Convertible Senior Notes due 2024 (the"Securities") and the guarantee of the Securities (the "Guarantee") by Harrah's Entertainment, Inc., a Delaware corporation (the "Guarantor"), which Securities are convertible into common stock, $0.10 par value, of the Guarantor (the "Common Stock") pursuant to the Amended and Restated Indenture, dated as of July 28, 2005 (the "Indenture"), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on August 4, 2005 (File No. 333-            ) (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the enforceability of the Securities and the Guarantee and the validity of the Common Stock.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein as to the internal laws of the State of New York, and, the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1.     The Securities have been duly authorized by all necessary corporate action of the Company and are legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

          2.     The Guarantee has been duly authorized by all necessary corporate action of the Guarantor and is a legally valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

          3.     When certificates (in the form of the specimen certificates examined by us) representing the shares of Common Stock initially reserved for issuance upon conversion of the Securities have been signed by an authorized officer of the transfer agent and registrar for the Common Stock, and have been delivered against surrender of the converted Securities in accordance with the terms of the Securities and the Indenture, the issuance of such Common Stock will have been duly authorized by all necessary corporate action of the Company, and the Common Stock so issued will be validly issued, fully paid, and nonassessable.

        The opinion rendered in paragraphs 1 and 2 relating to the enforceability of the Securities and the Guarantee, respectively, is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 6.12 of the Indenture; or (ii) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture, the Securities and the Guarantee as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus contained in such Registration Statement under the heading "Validity of the Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP Latham & Watkins LLP